Exhibit 10.34

Clarios 5757 Green Bay Avenue Milwaukee, WI 53209
John Di Bert 170 Geneva Crescent Town of Mont Royal H3R 2A8 Canada
March 2, 2022

Dear John:

I am pleased to confirm our verbal offer of employment as Chief Financial Officer of Clarios International Inc. (“Clarios” or the “Company”) with an anticipated start date on March 14, 2022, subject to completion of your visa/authorization to work in the US. In this role you will report directly to me, and the position will be based at our Global Headquarters in Milwaukee.

BASE SALARY

Your annual base salary will be US$700,000 paid on a bi-weekly basis, less applicable withholdings.

ANNUAL INCENTIVE PERFORMANCE PROGRAM

You will participate in the Clarios Annual Incentive Performance Plan (AIPP) at a target of 100% of your annual base salary. Your participation will start on March 14, 2022, or another date as mutually agreed to by the parties, and your payment for fiscal year 2022 will be pro-rated, less applicable withholdings. Actual incentive payments to you under the AIPP can range from 0% of target to as much as 200% of target. Determination of actual award levels relative to the target award will be based on achievement of performance goals outlined in the AIPP plan document. Payments are made in December of each year for the previous fiscal year to September 30th. Your first AIPP payment will be in December of 2022 for performance in fiscal year 2022.

LONG-TERM INCENTIVE PLAN

In this position, you will participate in the Clarios Executive Long-Term Incentive Program (ELTIP). You will receive 9.15% of the total ELTIP profit pool on Brookfield’s sale proceeds, net of all sales costs, less Brookfield’s initial invested capital of approximately US$2,932 Million. Awards will vest 20% per year, provided you are employed on each annual vesting date. Determination of actual award levels relative to the target award will be based on achievement of performance goals outlined in the ELTIP plan document.

In the event that any payment or benefit under the ELTIP results in an increased income tax, penalty (increased) interest thereon or penalty tax due to the failure of the ELTIP to comply with section 409A of the Internal Revenue Code (collectively, the “409A Tax”), you will receive a tax gross-up payment in an amount which, after reduction for any Federal, state or local income taxes on such payment, shall equal the amount of the 409A Tax (“Tax Make- Whole”). The Tax Make-Whole shall be paid no later than five days following the date that Clarios reports on a Form W-2 that the 409A Tax is due, or (absent such report) following the date of any other final non-appealable determination by (or agreement with) the Internal Revenue Service or any judicial authority that the 409A Tax is due. You agree that Clarios will control any audit or consent with respect to any claims by the IRS that the 409A Tax is due, that you will cooperate in good faith with respect to any such proceeding and will not take any position contrary to Clarios, except as required by law.

DEFERRED COMPENSATION

In your position, you are eligible to participate in the Clarios Senior Executive Deferred Compensation Plan, a key executive benefit. The Plan allows you to defer a portion of your base salary and annual bonus. You will receive further information and have an opportunity to learn more about this benefit during the enrollment period in the first quarter of the next fiscal year.

FLEXIBLE PERQUISITES

You will also be able to participate in the Flexible Perquisites Plan which provides you with up to 5% of your annual base salary each year to cover financial planning expenses. Taxes on perquisite funds are the responsibility of the participant.

US MANAGEMENT CAR ALLOWANCE PROGRAM

In this position you are eligible to participate in the Management Car Allowance Program. An annual cash car allowance of US$15,000 will be added to your paycheck. This annual amount will be paid via payroll on a biweekly basis. All payments in association with the Management Car Allowance Program are subject to applicable Federal and Local taxes.

BENEFITS

Clarios offers an extensive employee benefit program. Choices exist for you and your dependents in medical, dental, life and disability insurance. You will be eligible to participate in the Clarios Savings and Investment Plan which includes a 401K plan with a company match. Details of this plan are described in the summary plan description. You are entitled to thirteen (13) company paid holidays each year. Additionally, you will receive four

(4) weeks of vacation.

In the first year or until you are eligible for the 401K plan, you will be provided with an annualized amount US$50,000 cash (net of tax) in lieu, payable at the end of the calendar year or at the conversion to the plan, whichever is earlier.

SEVERANCE

Upon termination without Cause (as defined below) or by you for Good Reason (as defined below), you will be provided with one (1) times the sum of your annual base salary and your annual bonus target amount, payable within 30 days following your termination in a lump sum conditional upon signing a release and subject to applicable withholding taxes. For the period of one (1) year (12 months), benefit continuation (medical/dental/vision) will be covered by the Company at the current employee contribution levels. You will also receive any unpaid prior year bonus to the extent earned under the AIPP for such year, payable at the same time as such year’s bonuses are paid to other senior executives.

RELOCATION

Clarios will work with you to establish an appropriate visa as required for your employment authorization in the United States.

You will be provided with an annual executive allowance of US$50,000 net of taxes intended to cover all travel and living expenses, pro-rata, paid bi-weekly, until relocation to the Milwaukee area. You additionally will be eligible for the Executive Relocation Policy which provides for assistance with temporary housing, shipment of household goods, and certain reimbursable travel expenses for the final trip to the destination. Should you voluntarily terminate your employment within the first (1st) year of employment without Good Reason, you will be required to reimburse the Company in full for the cost of all relocation assistance provided to you or paid for on your behalf by the Company. You will be required to agree to the Payback Agreement following the acceptance of this offer.

LEGAL FEES

Clarios will pay (or reimburse you for) reasonable, documented out-of-pocket professional fees up to $10,000 incurred to negotiate and prepare this Agreement and all agreements related hereto.

INDEMNIFICATION; D&O INSURANCE

Clarios will indemnify and hold you harmless for all acts and omissions to act occurring while an officer or other employee to the maximum extent permitted under Clarios’ governing instruments and applicable law. Clarios will cover you as an insured party on all directors’ and officers’ insurance maintained by Clarios for the benefit of officers of Clarios. Such indemnification and insurance coverage will continue during your employment and will survive thereafter for such period of time during which you may be subject to liability for any act or omission occurring while an officer or other employee of Clarios.

RESTRICTIVE COVENANTS

Non-Competition: In accepting this employment offer, and in consideration of this employment offer, your continued employment, and/or the Company’s obligation and promise to provide you with confidential and propriety information pertaining to its business operations and/or customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with the Company, subsidiaries or its parent, and for the 12 month period following your termination of employment for any reason, you will, directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company, its subsidiaries or its parent, which on the date hereof (and without future limitation) is the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution, and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses (1) that is located in a region where Employee had substantial responsibilities during the twenty-four (24) month period preceding Employee’s Termination Date, and (2) for which Employee (A) was materially involved in during the twenty-four (24) month period preceding Employee’s Termination Date, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Employee’s Termination Date.

Non-Solicitation of Customers: Further, in accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company, subsidiaries or its parent, and for the one (1) year period thereafter, you will not directly or indirectly, on Employee’s own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company subsidiaries or its parent that Employee was responsible for, directly or indirectly through direct supervisor or management of other employees, departments or business units of the Company, to purchase goods or services then sold by the Company, its subsidiaries or its parent from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and where Employee had direct contact, participated in the contact, or had knowledge of Confidential Information because of Employee’s employment with the Company within the twenty-four (24) months preceding Employee’s Termination Date if that sale or service would be located in a region where Employee had substantial responsibilities while employed by the Company, its subsidiaries or its parent.

Non-Solicitation of Employees: Further, in accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company, its subsidiaries or its parent, and for the one (1) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company, its subsidiaries or its parent (a) who were directly managed by or reported to Employee as of the date of Employee’s termination, or (b) with whom Employee has had material contact with during the twelve (12) months period preceding Employee’s termination and who had access to Confidential Information, trade secrets or customer relationships, to leave their employment with the Company, its subsidiaries or its parent in order to accept employment with or render services to another person or entity unaffiliated with the Company, its subsidiaries or its parent, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

Irreparable injury will result to the Company, its business, its subsidiaries and its parent in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

The non-competition and non-solicitation provisions are expressly intended to benefit the Company (which includes its subsidiaries and or its parent as third-party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including all third-party beneficiaries) and its successors and assigns to enforce these provisions.

The non-competition, non-solicitation of customers and non-solicitation of employees provisions set forth above under “Restrictive Covenants”, above, control over any inconsistency with any other oral or written agreement between the parties relating to such subject matter therein, including for the avoidance of doubt the first three (3) restrictive covenants set forth on Attachment A to the Clarios Annual Incentive Program: “Restrictive Covenants for Clarios’ FY2022 Incentive Plans” and subsequent years’ incentive plans pursuant to the Clarios Annual Incentive Program.

DEFINITIONS

For all purposes under this Agreement and your LTIP Award (and the Plan to the contrary notwithstanding, but only with respect to the following definition):

“Cause” shall mean (a) your willful failure to properly carry out your duties or to comply with the material rules and material policies of Clarios, or any reasonable instruction or directive of the Board, that is not cured, if deemed curable in the discretion of the Board, within ten (10) days after the Board gives you written notice thereof setting forth the particulars in detail of such failure; (b) your acting dishonestly or fraudulently, or your willful misconduct in the course of your employment, in each case resulting in material adverse consequences to Clarios which is not cured, if deemed curable in the discretion of the Board, within ten (10) days after the Board gives you written notice thereof setting forth the particulars in detail of such misconduct; (c) if you or any member of your family makes any personal profit arising out of or in connection with any transaction to which Clarios is a party or with which Clarios is associated without making disclosure to and obtaining the prior written consent of the Company (other than respecting any trading in shares of Clarios following a public offering and stock exchange listing); (d) your conviction for, or a guilty plea (or a plea of nolo contendere) by you to any criminal offence that may reasonably be considered to be likely to adversely affect the Company or your ability to perform your duties, including without limitation, any offence involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts involving moral turpitude; (e) your failure to fully comply with and perform your fiduciary duties as an officer and member of the Board; or (f) engaging in conduct (done either intentionally or through gross negligence) that is materially detrimental to the reputation, character, or standing of the Company. An opportunity to cure any of the above Cause grounds may be provided to you only where specified in subsections (a) through (f) above.

“Good Reason” shall mean the occurrence of any one or more of the following without your prior written consent: (a) a material reduction of your title, authorities, duties or responsibilities (including reporting responsibilities) as Chief Financial Officer of Clarios; (b) a material reduction in your annual base salary or target bonus opportunity, except for reductions that affect other officers of Clarios in proportionally the same amount of reduction; (c) a material breach by Clarios of the LTIP Award agreement; or (d) or a material failure to pay any compensation set forth in this Agreement, or compensation subsequently agreed to by you and Clarios in writing. To constitute Good Reason, (i) you must provide written notice to the me and the Chair of the Board of Directors of Clarios within thirty (30) days following the occurrence of Good Reason, (ii) Clarios must fail to cure such event within thirty (30) days of delivering such notice, and (iii) you must terminate employment within sixty (60) days following the expiration of such cure period in which the Good Reason event is not so cured.

MISCELLANEOUS; SECTION 409A

In the event of your death, any monies that are due and owing to you as of the date of your death will be paid to your estate (including for any death occurring after a termination of employment, above, in which severance is due). To the extent such payments are related to an award under the ELTIP these payments will be made to your estate in accordance with the terms of the ELTIP.

This Agreement and the Exhibits hereto sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings previously entered into, written or oral, between the parties hereto with respect to the subject matter hereof.

This Agreement may not be amended, modified or changed except by an instrument in writing signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

This Agreement will be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions.

The parties intend that all payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith. Although Clarios intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Section 409A, Clarios does not represent or warrant that this Agreement will be exempt from or otherwise comply with Section 409A or any other provision of federal, state, local, or non-United States law. Except for the Tax Make-Whole, neither Clarios, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation or benefits paid under this Agreement, and Clarios and its affiliates shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Internal Revenue Code Section 409A or otherwise. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. No amount shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with Clarios under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as a short-term deferral under Section 409A. To the extent any amounts payable upon your separation from service are nonqualified deferred compensation under Section 409A, and if you are at such time a “specified employee” thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of your separation from service (or until any earlier date of your death), upon which date all such postponed amounts shall be paid to you in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

John, speaking for myself and my colleagues, we are enthusiastic about your joining Clarios. We have a great company with important work to be done. We are confident that the combination of your experiences and personal attributes will allow you to contribute and succeed at Clarios.

We look forward to your positive response to our offer and countersignature to this letter as soon as possible.

Sincerely,

/s/ Mark Wallace

Mark Wallace

Chief Executive Officer, Clarios

Agreed and Accepted:

John Di Bert	Date